Exhibit 99.1

        Sun American Bancorp First Quarter Unaudited Results:
     Net Interest Income Increases 58% and Revenues Increase 48%;
      Company Earns $272,000 or $0.01 Per Share in First Quarter

    MIAMI--(BUSINESS WIRE)--April 28, 2006--Sun American Bancorp (AMEX:SBK), the bank holding company for Sun American Bank, today reported its expanding branch network generated strong loan and deposit growth, contributing to first quarter profits. Net income was $272,000, or $0.01 per diluted share in the quarter ended March 31, 2006, compared to $602,000, or $0.06 per diluted share in the first quarter last year. Diluted earnings per share reflect 8.5 million shares issued since March 2005. Non-cash stock-based compensation expense reduced first quarter net income by $244,000 in 2006 with no comparable cost in 2005 due to the implementation of the new accounting standards. In the first quarter of 2005, pro forma net income including stock options expense was disclosed at $97,000, or $0.01 per diluted share.
    "Our franchise growth strategy is establishing a significant deposit base to fund our growing loan portfolio," said Michael Golden, Chairman and CEO. "Southeast Florida is one of fastest growing regions in the country, and we are excited about the opportunities this dynamic market offers.
    "In March 2006 we opened our PGA branch, located in Palm Beach Gardens, and already we have over $9 million in deposits and are very encouraged by the customer activity the branch is producing. We also plan to open a 15,000 square foot operations center and four new branches in the next six months. Over time, this expansion should build long-term franchise value. During 2006, we expect to add approximately $2 million in overhead costs to support our branch expansion, build loan loss reserves and account for stock option and income tax expenses. We are confident our growth strategy will continue to generate profits, and based on current plans, expect to earn approximately $3.1 million, or $0.16 per share, after these costs."

    First Quarter 2006 Highlights (compared to first quarter 2005)

    --  Revenues advanced 48% to $3.9 million.

    -- Net interest income before provision for loan losses grew 58% to $3.6 million.

    --  Loans increased 47% to $245.4 million.

    --  Total deposits grew 43% to $232.4 million.

    --  Assets increased 47% to $308.0 million.

    Operating Results

    Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 48% to $3.9 million in the first quarter from $2.6 million in the same quarter of 2005. In the first quarter, net interest income increased 58% to $3.6 million, from $2.3 million a year ago. Interest and fees on loans increased 71% to $5.0 million in the first quarter, compared to $2.9 million in the first quarter last year, primarily due to the bank's larger loan portfolio. Non-interest income decreased to $219,038 in the first quarter of 2006 compared to $302,470 for the same period in 2005, primarily due to the decrease in service charges on deposit accounts.
    First quarter net interest margin was 5.47%, an improvement from 4.88% in the first quarter a year ago, and a slight improvement from net interest margin of 5.16% for 2005. "Our focus of adding high quality, higher-yielding and variable rate credits, while managing deposit rates, has helped us to expand our net interest margin from year ago levels," said Robert Nichols, Chief Financial Officer.
    In the first quarter, non-interest expenses increased to $3.2 million compared to $1.9 million in the first quarter a year ago. The increase was primarily a result of increased advertising, signage and printing expenses related to the name change of the bank and the holding company, and costs associated with new PGA branch office and operations center. Salaries and employee benefits expense increases also included stock options expense related to the adoption of SFAS 123R.
    The provision for loan losses in the first quarter was $432,000 compared to $143,000 in the first quarter of 2005.
    No current income tax provision has been recorded in the current quarter or for the first quarter of 2005 due to utilization of the benefits of past loss carryforwards. A current tax provision is expected for the full 2006 fiscal year.

    Balance Sheet Review

    Assets were $308.0 million at March 31, 2006, a 47% increase from $208.9 million a year earlier. Net loans grew 47%, to $245.4 million at March 31, 2006, compared to $166.8 million a year earlier. "Loan production for the quarter was strong as a result of our efforts to compete vigorously for new business," said Golden. "For the current quarter, loans were up $34.7 million, or 66% annualized, as a result of these efforts."
    Total deposits increased 43%, to $232.4 million at March 31, 2006, compared to $162.7 million at the end of March 2005. Non-interest bearing deposits decreased 1% at quarter-end compared to a year earlier. Total transaction and savings accounts increased 161 % during the twelve months ending March 31, 2006, while certificates of deposit increased 12%. "We have introduced new deposit products that have significantly increased our transaction account balances," noted Golden.
    Shareholders' equity increased by 129% to $61.1 million at quarter-end compared to $26.6 million at the end of the first quarter last year. Book value per share improved to $3.25 at March 31, 2006, from $2.67 a year earlier.

    About Sun American Bancorp

    Based in Miami, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Formerly Pan America Bank, it operates eight offices in Miami, Broward and Palm Beach Counties in Southeast Florida. For additional information, please visit out Web site at www.sunamericanbank.com.

    Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.


                         Sun American Bancorp
                     CONSOLIDATED BALANCE SHEETS
                 March 31, 2006 and December 31, 2005

                                             March 31,   December 31,
                                               2006          2005
                                            ------------  ------------
                                            (Unaudited)
ASSETS
Cash and due from financial institutions   $ 13,180,946  $  6,201,079
Federal funds sold                           10,360,000    21,380,000
                                            ------------  ------------
   Total cash and cash equivalents           23,540,946    27,581,079
Securities available for sale                 5,141,049     5,208,159
Securities held to maturity (fair value
 2006 - $20,395,441, 2005 - $20,832,067)     20,805,535    21,160,886
Loans (net of allowance of $2,565,462 in
 2006 and $2,119,396 in 2005)               245,381,841   210,665,319
Federal Reserve Bank Stock                    1,257,400     1,257,400
Federal Home Loan Bank Stock                  1,049,100     1,328,000
Premises and equipment                        2,523,503     1,235,797
Accrued interest receivable                   1,318,985     2,014,340
Goodwill and other identified intagibles      5,924,139     5,963,596
Other assets                                  1,039,593       736,269
                                            ------------  ------------
          Total assets                     $307,982,091  $277,150,845
                                            ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Non-Interest bearing                    $ 39,578,551  $ 32,971,081
   Interest bearing                         192,840,298   160,493,718
                                            ------------  ------------
      Total deposits                        232,418,849   193,464,799
Repurchase agreements                         1,397,043     1,020,710
Federal Home Loan Bank advances              11,000,000    21,000,000
Accrued expense and other liabilities         2,084,865     2,014,942
                                            ------------  ------------
          Total liabilities                 246,900,757   217,500,451
                                            ------------  ------------

Minority interest                                25,685        25,386

Stockholders' equity
   Common stock, $.01 par value; 40,000,000
    shares authorized; Issued and
    outstanding, 2006 - 18,771,652 shares,
    2005 - 18,500,912 shares                    415,040       412,333
   Capital surplus                           66,496,199    65,299,226
   Accumulated deficit                       (5,623,507)   (5,895,750)
   Accumulated other comprehensive (loss)      (232,084)     (190,801)
                                            ------------  ------------
          Total stockholders' equity         61,055,649    59,625,008
                                            ------------  ------------
                Total liabilities and
                 stockholders' equity      $307,982,091  $277,150,845
                                            ============  ============


                         Sun American Bancorp
                  CONSOLIDATED STATEMENTS OF INCOME
              Three months ended March 31, 2006 and 2005

                                            March 31,      March 31,
                                               2006          2005
                                           -------------  ------------
                                           (Unaudited)    (Unaudited)

Interest and dividend income:
   Loans, including fees                  $   5,016,929  $  2,930,506
   Securities                                   289,621       228,515
   Federal funds sold and other                 138,410        47,780
                                           -------------  ------------
                                              5,444,960     3,206,801

Interest expense:
   Deposits                                   1,605,106       737,241
   Other                                        189,878       166,279
                                           -------------  ------------
                                              1,794,984       903,520
                                           -------------  ------------
Net interest income before provision for
 loan losses                                  3,649,976     2,303,281
Provision for loan losses                       432,166       143,000
                                           -------------  ------------

Net interest income after provision for
 loan losses                                  3,217,810     2,160,281

Non-interest income:
   Service charges on deposit accounts          219,038       294,540
   Net gains (losses) on sales of
    securities                                        -         7,930
                                           -------------  ------------
                                                219,038       302,470

Non-interest expenses:
   Salaries and employee benefits             1,695,961       917,724
   Occupancy and equipment                      574,014       379,805
   Data and item processing                     150,768       112,493
   Professional fees                            163,903       169,879
   Insurance                                     47,510        37,119
   Other                                        532,132       243,132
                                           -------------  ------------
                                              3,164,288     1,860,152
                                           -------------  ------------

Income before taxes and minority interest       272,560       602,599

Minority interest in net income of
 subsidiary                                        (317)         (641)
                                           -------------  ------------
Net income                                $     272,243  $    601,958
                                           =============  ============

Basic earnings per share                  $        0.01  $       0.07
                                           =============  ============
                                           =============  ============
Diluted earnings per share                $        0.01  $       0.06
                                           =============  ============


Weighted average number of common shares,  ============= =============
 basic                                       18,569,893     8,596,529
                                           =============  ============
Weighted average number of common shares,
 diluted                                     21,858,003     9,188,955
                                           =============  ============

    CONTACT: Sun American Bancorp
             Michael Golden, CEO
             Robert Nichols, CFO
             561-826-0464